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Exhibit 4.5

FIRST ADDENDUM TO THE SERVICE AGREEMENT AND OTHER COVENANTS

By this private instrument and in accordance with the law, the parties below:

EMPRESA BRASILEIRA DE TELECOMUNICAÇÕES S.A. - EMBRATEL, headquartered at Av. Presidente Vargas nº 1012, Centro, City of Rio de Janeiro, State of Rio de Janeiro, registered in the roll of corporate taxpayers (CNPJ/MF) under number 33.530.486/0001-29, herein represented by its Bylaws, hereinafter referred to as “EMBRATEL”;  and

NET SERVIÇOS DE COMUNICAÇÃO S.A, headquartered at Rua Verbo Divino, 1.356, in the City and State of São Paulo, registered in the roll of corporate taxpayers (CNPJ) under number 00.108.786/0001-65, and its subsidiaries, duly detailed in Exhibit I of the Agreement hereby amended (“NET Operations”), represented by their Articles of Incorporation, hereinafter referred to as “NET”,

Referred to, separately as Party, and jointly as Parties,

WHEREAS:

(I)                 On December 7, 2006, the parties entered into the Service Agreement and Other Covenants (“AGREEMENT”), through which NET provides Telecommunication and Other Services to EMBRATEL, enabling the latter to provide telecommunications services to its end customers (NETFONE). and

(II)               The list of NET’s subsidiaries need to be updated to include the subsidiaries expressly qualified in this Addendum, which has been controlled by Net Serviços de Comunicação S.A. since June 11, 2007

1. Purpose

The PARTIES hereto agree to formalize this addendum to the AGREEMENT, herein referred to as the “Addendum”, under the following terms and conditions:

CANBRAS TV A CABO LTDA, headquartered at Av. José Meneghel, 65, room 14, in the City of Americana and State of São Paulo, registered in the roll of corporate taxpayers (CNPJ) under number 54.906.987/0001-37;

GUARUPART PARTICIPAÇÕES LTDA, headquartered at Av. José Meneghel, 65, room 16, in the City of Americana and State of São Paulo, registered in the roll of corporate taxpayers (CNPJ) under number 07.709.106/0001-08;

HORIZON LINE BRAZIL LTDA, headquartered at Av. José Meneghel, 65, room 05, in the City of Americana and State of São Paulo, registered in the roll of corporate taxpayers (CNPJ) under number 03.983.763/0001-98;

JACAREI CABO S/A, headquartered at Rua Alfredo Schurig, 37in the City of Jacareí and State of São Paulo, registered in the roll of corporate taxpayers (CNPJ) under number 02.215.693/0001-65;

TV EUCALIPTO LTDA, headquartered at Av. José Meneghel, 65, room 11, in the City of Americana and State of São Paulo, registered in the roll of corporate taxpayers (CNPJ) under number 02.215.693/0001-65;

TV MOGNO LTDA, headquartered at Av. José Meneghel, 65, room 10, in the City of Americana, State of São Paulo, registered in the roll of corporate taxpayers (CNPJ) under number 02.215.682/0001-85;

VIVAX S/A, headquartered at Av. José Meneghel, 65, room 7, in the City of Americana, State of São Paulo, registered in the roll of corporate taxpayers (CNPJ) under number 01.402.946/0001-47; and

614 TVH VALE S/A, headquartered at Av. São João, 1046, in the City of São José dos Campos, State of São Paulo, registered in the roll of corporate taxpayers (CNPJ) under number 03.004.079/0001-17;

2. General Provisions

2.1 All terms starting in capital letters within this Addendum shall have the same meaning, as established in The Service Agreement and Other Covenants, unless otherwise definedwithin this Addendum

2.2 Unless expressly changed within this Addendum all terms and conditions to The Service Agreement and Other Covenants remain valid.

Rio de Janeiro, July 31, 2007

BY EMBRATEL:

/s/ Carlos Eduardo C.S. Vieira	/s/ Flavia Ribeiro Francisco
Carlos Eduardo C.S. Vieira	Flavia Ribeiro Francisco
BY NET:

/s/ André Muller Borges	/s/ Jose Paulo de Freitas
André Muller Borges	Jose Paulo de Freitas

Witnesses:

/s/ Andrea Janaina dos santos	/s/ luiz leonardo ramos
Andrea Janaina dos santos	luiz leonardo ramos

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